UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2009
KORN/FERRY INTERNATIONAL
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14505	95-2623879
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 552-1834
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 11, 2009, Mr. Stephen Giusto announced that he would be stepping down as Chief Financial Officer of Korn/Ferry International (the “Company”) no later than May 1, 2009. On March 17, 2009, the Company and Mr. Giusto entered into a new employment agreement pursuant to which, effective May 1, 2009, or at such earlier time as the Chief Executive Officer (“CEO”) directs, Mr. Giusto will cease to serve as the Company’s Chief Financial Officer and will assume the position of Senior Advisor to the CEO (with such duties and responsibilities as assigned to him by the CEO). The new employment agreement supersedes Mr. Giusto’s current employment agreement, and will automatically terminate on May 31, 2010 unless renewed upon the mutual written agreement of Mr. Giusto and the CEO.
     Pursuant to the terms of the new employment agreement, Mr. Giusto will receive an annual base salary of $400,000 and a guaranteed cash bonus of $400,000 for the Company’s 2009 fiscal year. Mr. Giusto will be eligible to receive a bonus for the period of May 1, 2009 through the termination of the employment agreement at the sole discretion of the CEO, but will not be eligible to receive additional equity awards.
     In the event that Mr. Giusto’s employment is terminated prior to May 31, 2010, Mr. Giusto will be entitled to his accrued compensation, and may also be entitled to certain additional benefits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2009	KORN/FERRY INTERNATIONAL (Registrant)
/s/ Gary D. Burnison
(Signature)
Name: Gary D. Burnison Title: Chief Executive Officer